Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Allurion Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	2023 Stock Option and Incentive Plan Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	372,711(2)	$2.47(3)	$920,596.17	$0.0001531	$140.95

Equity	2023 Employee Stock Purchase Plan Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	74,543(4)	$2.10(5)	$156,540.30	$0.0001531	$23.97

Total Offering Amounts					$1,077,136.47		$164.92

Total Fee Offsets							$0

Net Fee Due							$164.92

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (this “Registration Statement”), shall also cover any additional shares of common stock, par value $0.0001 per share (the “common stock”), of Allurion Technologies, Inc. (the “Registrant”), which may become issuable under the Allurion Technologies, Inc. 2023 Stock Option and Incentive Plan (the “2023 Plan”) or the Allurion Technologies, Inc. 2023 Employee Stock Purchase Plan (the “2023 ESPP”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)

Represents an automatic increase of (i) 142,763 shares available for issuance under the 2023 Plan, effective as of January 1, 2024 and (ii) 229,948 shares available for issuance under the 2023 Plan, effective as of January 1, 2025. Shares available for issuance under the 2023 Plan were previously registered on a registration statement on Form S-8 filed with the U.S. Securities and Exchange Commission (“SEC”) on October 20, 2023 (File No. 333-275126).

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act, and based on $2.47, the average of the high and low sale prices of the common stock as reported on the New York Stock Exchange (“NYSE”) on June 16, 2025 (such date being within five business days of the date that this Registration Statement was filed with the SEC.

(4)

Represents an automatic increase of (i) 28,553 shares available for issuance under the 2023 ESPP, effective as of January 1, 2024 and (ii) 45,990 shares available for issuance under the 2023 ESPP, effective as of January 1, 2025. Shares available for issuance under the 2023 ESPP were previously registered on a registration statement on Form S-8 filed with the Securities and Exchange Commission on October 20, 2023 (File No. 333-275126).

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act, and based on 85% of $2.47, the average of the high and low sale prices of the common stock as reported on NYSE on June 16, 2025 (such date being within five business days of the date that this Registration Statement was filed with the SEC). Pursuant to the 2023 ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the fair market value of a share of common stock on the offering date or on the exercise date, whichever is less.